Exhibit 99.1

Contacts:
Investor Relations:
Angela White
ir@vistaprint.com
+1 (781) 652-6480
Media Relations:
Kaitlin Ambrogio
publicrelations@vistaprint.com
+1 (781) 652-6444

Vistaprint Agrees to Acquire Italian Company Pixartprinting Srl

- Acquisition to further expand product base and customer reach -

VENLO, the Netherlands, April 1, 2014 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced it has entered into a definitive agreement to acquire Pixartprinting Srl for a base purchase price of approximately €127 million, resulting in Vistaprint ownership of 97 percent of Pixartprinting, and 3 percent retained ownership by Pixartprinting’s founder. As part of the transaction, Vistaprint will assume 100 percent of the majority stake in Pixartprinting that is currently held by private equity firm Alcedo SGR. The agreement also includes a sliding-scale earn-out of up to €10 million for Pixartprinting, subject to the achievement of revenue and EBITDA performance targets for calendar year 2014. Vistaprint expects Pixartprinting will have a net debt position of €18 million at the close of the transaction.

Based in Quarto D’Altino, Veneto, Italy with approximately 330 employees, Pixartprinting is a web-to-print business serving over 100,000 customers. The company’s revenue primarily comes from graphic design agencies, print resellers and local printers that in turn serve small and medium businesses for flyers, brochures, decorated apparel, business cards, signs, banners, labels, textiles and other printed products. It also sells to small and medium businesses that have the technical ability to create print-ready graphic design documents. Pixartprinting differentiates itself via deep and broad product lines, a passion for top-quality customer service, and highly competitive pricing, thanks to a very user-friendly technology platform. Customers are located primarily in Italy, Spain and France. In calendar 2013, Pixartprinting’s revenue was approximately €56 million, reflecting year-over-year growth of more than 35 percent. Pixartprinting’s EBITDA in calendar 2013 was approximately €15 million, reflecting 43 percent year-over-year growth. The enterprise value (base purchase price plus net debt) represents a valuation multiple of 9.8 times calendar 2013 EBITDA.

The acquisition of Pixartprinting provides a market presence that is complementary to both Vistaprint’s traditional Vistaprint brand as well as Vistaprint’s recently announced agreement to acquire People & Print Group B.V., which focuses primarily on the Dutch and Belgian markets. Vistaprint currently plans to invest in Pixartprinting to help fuel its continued growth as an independent brand that will remain distinct from Vistaprint in its value proposition and positioning. The acquisition should benefit from our scale advantage and knowledge in manufacturing and supply chain, and in turn add to our overall scale advantage. Additionally, over time the acquisition is expected to enable expanded product offerings for both Vistaprint and Pixartprinting as products from the respective brands are introduced to the other.

“We believe Pixartprinting will be a great addition to Vistaprint,” said Robert Keane, president and chief executive officer of Vistaprint. “We are excited about their product breadth and strong customer relationship focus, and we are committed to investing in their continued success.”

Keane continued, “We have a well-established strategy to pursue scale-based competitive advantages in our manufacturing operations. As we continue to make strong progress on the re-positioning of our traditional Vistaprint brand we have gained a better appreciation for the many types of customers that make up the large and fragmented small business printing market. We are impressed with the approach that Pixartprinting has taken to serve a segment of the market that Vistaprint has not traditionally served. Pixartprinting has executed extremely well, growing both revenue and profits rapidly with high levels of customer satisfaction. We believe we can learn from Pixartprinting while gaining product breadth.”

Alessandro Tenderini, Pixartprinting’s chief executive officer said, “We are excited about the opportunities this acquisition will provide us. We started as a family-run traditional printing business in 1994 and during the last decade, we have transformed into a successful web-to-print business that still places the customer at the center of our goals. We believe Vistaprint will be a strong partner for future international growth as we tap into its scale, global presence, financial strength, technology and manufacturing process expertise.”

Subject to satisfaction of various closing conditions, Vistaprint expects the transaction to close during its fourth fiscal quarter of 2014.

Consideration for the transaction will be in cash, using Vistaprint’s existing debt facility. Vistaprint expects this transaction to be accretive to our fiscal 2014 revenue and operating cash flow, but dilutive to GAAP EPS due to transaction costs and expected amortization expense for acquisition-related intangible assets. On a non-GAAP EPS basis, which excludes amortization expense for acquisition-related intangible assets, the transaction is expected to have a neutral impact in fiscal 2014. In fiscal 2015, we expect the transaction to be dilutive to GAAP EPS, but accretive on a non-GAAP basis. Vistaprint will provide updated detailed guidance in the next quarterly earnings announcement following the close of the transaction.

Vistaprint was advised on this transaction by Leonardo & Co. (sole financial advisor), Baker & McKenzie (legal advisor) and PricewaterhouseCoopers Advisory SpA (accounting, tax and HR advisor). Pixartprinting was advised by Altium (financial advisor) and Bonelli Erede Pappalardo (legal advisor).

Vistaprint has posted additional information about the transaction, including a presentation and related commentary on the Investor Relations section of its website at ir.vistaprint.com. At 8:15 a.m. EDT, tomorrow, Wednesday, April 2, 2014, the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of and via dial-in at (800) 798-2864, access code 65394798. A replay of the Q&A session will be available on the company’s website following the call on April 2, 2014.

About Vistaprint

Vistaprint N.V. (Nasdaq: VPRT) empowers more than 16 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 4,600 people, operates more than 25 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

About Pixartprinting

Pixartprinting, a company founded by Matteo Rigamonti in 1994, specializes in the online supply of small format printing (magazines, catalogues, cards/postcards, stickers/adhesives, labels and tags, flyers, etc.), large format printing (high resolution pictures, posters, banners, displays, etc.), packaging, textile prints and much more. Today, Pixartprinting counts approximately 330 employees, 100,000 active customers throughout Europe, and 450,000 orders per year. The production plant is located at its headquarters in Quarto D’Altino (VE), Italy. Relying on the latest state of the art technology, Pixartprinting guarantees quality and fast delivery in Italy and abroad. Excellence in customer service is also guaranteed through a highly trained native-language speaking customer care team.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including but not limited to the closing of Vistaprint’s acquisition of Pixartprinting and the effects of the acquisition on Vistaprint’s financial results and both companies’ businesses. Actual results may differ materially from those indicated by these forward-looking statements. If either company fails to satisfy the conditions to the closing of the transaction, then the acquisition may be delayed or may not close at all. In addition, the acquisition may fail to meet the companies’ business and financial expectations if, among other factors, Pixartprinting fails to grow its business, revenue, or markets as we expect; Pixartprinting fails to achieve or maintain profitability; the companies fail to retain their current customers and attract new customers; the companies fail to develop new and enhanced products and services; key employees of Vistaprint or Pixartprinting leave the company; Vistaprint fails to make planned investments in its or Pixartprinting’s business or those investments do not have the anticipated effects on the companies’ businesses; Vistaprint fails to identify and address the causes of its revenue weakness in Europe; Vistaprint or Pixartprinting fail to manage the growth and development of their businesses and operations; competitors succeed in taking sales away from the companies’ products and services; or there are unfavorable changes in currency exchange rates or general economic conditions. You can also find other factors described in our Form 10-Q for the fiscal quarter ended December 31, 2013 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.